Exhibit 2.2



                                  AGREEMENT



AGREEMENT, dated as of June 17, 1999, by and between OSI Acquisition, Inc., a Delaware corporation, and O'Sullivan Industries Holdings, Inc., a Delaware corporation.

Reference is hereby made to the Agreement and Plan of Merger, as of May 17, 1999, between OSI Acquisition, Inc. and O'Sullivan Industries Holdings, Inc. (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The undersigned hereby agree that Exhibit 9.7 of the Merger Agreement shall be and hereby is amended and replaced in its entirety with Exhibit 9.7 (amended) attached hereto.



OSI ACQUISITION, INC.                     O'SULLIVAN INDUSTRIES
                                          HOLDINGS, INC.

/s/ Stephen F. Edwards                     /s/ Richard D. Davidson
-------------------------                 -------------------------
By:    Stephen F. Edwards                 By:    Richard D. Davidson
Title: President and Director             Title: President and Director

                                                      EXHIBIT 9.7 (AMENDED)



                    O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                    TERMS OF THE SENIOR PREFERRED STOCK


          Certain capitalized terms used herein are defined in Section 5 hereof.

     Section 1. Dividends.
                ---------

          1A. General Obligation. When and as declared by the Corporation's board of directors and to the extent permitted under the General
Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Senior Preferred Stock, par value $1.00 per share (the "Senior Preferred Stock") as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Senior Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

          1B. Dividend Reference Dates. To the extent not paid on June 30 and December 31 of each year, beginning on December 31, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

          1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Senior Preferred Stock, such payment shall be distributed ratably among the holders of the Senior Preferred Stock based upon the number of Shares held by each such holder.

     Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Senior Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all Shares held by such holder, and the holders of Senior Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Senior Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

     Section 3. Redemptions.
                -----------

          3A. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof upon surrender by such holder at the Corporation's principal office of the certificate representing such Share (the "Redemption Date") an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

          3B. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Senior Preferred Stock to each record holder of Senior Preferred Stock not more than 30 nor less than 3 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

          3C. Determination of the Number of Each Holder's Shares to be Redeemed. The number of Shares of Senior Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares of Senior Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of Shares of Senior Preferred Stock then held by such holder and the denominator of which shall be the total number of Shares of Senior Preferred Stock then outstanding.

          3D. Dividends After Redemption. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

          3E. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

          3F. Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Senior Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Senior Preferred Stock on the basis of the number of Shares of Senior Preferred Stock owned by each such holder. So long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities; provided that, the Corporation may purchase Junior Securities from present or former employees pursuant to written contracts with such employees [parameters of such repurchases to be agreed between OSI Acquisition, Inc. and O'Sullivan Industries Holdings, Inc.].

          3G. Optional Redemptions. The Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, the Senior Preferred Stock.

          3H. Scheduled Redemptions. The Corporation shall redeem all outstanding Shares of Senior Preferred Stock on the 12th anniversary of the date of issuance of such Shares at a price per Share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

          3I. Mandatory Redemption. The Corporation shall redeem all outstanding Shares of Senior Preferred Stock upon the consummation of a Change in Control at a price per Share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

     Section 4. Voting Rights. Except as otherwise required by law, the Senior Preferred Stock shall have no voting rights.

     Section 5. Definitions.
                -----------

          "Change in Control" means any transaction or series of related transactions as a result of which any Unaffiliated Third Party acquires more than 50% of the Common Stock outstanding on a fully diluted basis at the time of such transaction.

          "Common Stock" means the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "Junior  Securities"  means  any  of  the  Corporation's   equity
securities other than the Senior Preferred Stock.

          "Liquidation Value" of any Share as of any particular date shall be equal to $1.75.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Redemption Date" is defined in paragraph 3A.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

          "Unaffiliated Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

     Section 6. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of at least 51% of the Senior Preferred Stock outstanding at the time.

     Section 7. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).